Exhibit 10.22

AGREEMENT NO: CF/B7/1221/000089

DATED THIS 24 DAY OF DECEMBER 2021

SPRINGVIEW ENTERPRISES PTE. LTD.

as Borrower

ETHOZ CAPITAL LTD

as Lender

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S$300,000.00

TERM LOAN FACILITY AGREEMENT

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CONTENTS

CLAUSE	HEADING

l.	INTERPRETATION	1

2.	THE FACILITY	7

3.	CONDITIONS PRECEDENT	7

4.	DRAWDOWN	8

5.	INSTALMENT PAYMENTS	9

6.	PREPAYMENT AND CANCELLATION	9

7.	INTEREST	10

8.	TAXES	10

9.	ILLEGALITY	11

10.	PAYMENTS	11

11.	REPRESENTATIONS AND WARRANTIES	12

12.	INFORMATION	14

13.	UNDERTAKINGS	16

14.	EVENTS OF DEFAULT	18

15.	DEFAULT INTEREST	20

16.	INDEMNITIES	21

17.	SET-OFF	22

18.	EXPENSES AND STAMP DUTY	22

19.	CALCULATIONS AND EVIDENCE	23

20.	ASSIGNMENT	23

CONTENTS

CLAUSE	HEADING

21.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS	24

22.	COMMUNICATIONS	24

23.	SERVICE OF LEGAL PROCESS	25

24.	PARTIAL INVALIDITY	25

25.	COUNTERPARTS	25

26.	GOVERNING LAW AND JURISDICTION	25

	EXECUTION

	SCHEDULE 1 - CONDITIONS PRECEDENT	28

	SCHEDULE 2 - FORM OF REQUEST FOR ADVANCE	30

	SCHEDULE 3 - TABLE OF INSTALMENT PAYMENTS	31

THIS AGREEMENT is made on 24 December 2021

BETWEEN:-

(1)	SPRINGVIEW ENTERPRISES PTE. LTD., a company/limited liability partnership incorporated/registered in the Republic of Singapore with UEN-Local No. 200204769G and having its registered office at 203 HENDERSON ROAD #06-01 HENDERSON INDUSTRIAL PARK, SINGAPORE 159546 (the “Borrower”, which expression shall unless the context otherwise requires, include each of its successors and permitted assigns); and

(2)	ETHOZ CAPITAL LTD, a company incorporated in the Republic of Singapore with UEN-Local No. 199508604D and having its registered office at 30 BUKIT BATOK CRESCENT, SINGAPORE 658075 (the “Lender”).

WHEREAS, at the request of the Borrower, the Lender is willing to grant to the Borrower a term loan facility of S$300,000.00 upon the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

(A)	Definitions: In this Agreement, except to the extent that the context requires otherwise:-

“Advance” means the single lump sum advance made or to be made by the Lender to the Borrower under this Agreement or, as the case may be, the outstanding principal amount of the advance;

“Available Commitment” means the amount of the Commitment less that part of the Commitment (if any) which has been cancelled in accordance with this Agreement;

“Business Day” means a day (other than Saturday or Sunday) on which banks and the Lender are open for business in Singapore;

“Commitment” means, subject as provided in this Agreement, the amount of S$300,000.00;

“Commitment Termination Date” means the date falling three (3) months from the date of the Letter of Offer or such later date as the Lender may agree in writing;

“Event of Default” means any of the events mentioned in Clause 14(A);

“Facility” means the credit facility granted by the Lender to the Borrower under Clause 2(A), as such facility may be varied, amended, modified, supplemented, replaced or extended from time to time;

“Final Instalment Date” means in relation to each Advance, subject as provided in this Agreement, the date falling 35 months from the first Instalment Date of such Advance;

“Guarantee” means the guarantee and indemnity in favour of the Lender executed or to be executed by the Guarantor(s), as amended, varied, supplemented, modified, replaced or extended from time to time;

“Guarantor(s)” shall mean HENG KONG CHUAN (REDACTED) and LEE SIEW YIAN (REDACTED) and their respective personal representatives;

“Instalment Dates” means each or any of the dates on which an instalment is due to be paid under Clause 5(A)(1);

“Letter of Offer” means the letter of offer dated 21 December 2021 issued by the Lender and duly accepted by the Borrower, as the same may be amended, varied, modified, supplemented, replaced or extended from time to time;

“Obligor” means collectively and each and any of the Borrower, the Guarantor and any other person (other than the Lender) who is a party to a Transaction Document;

“Potential Event of Default” means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, the fulfilment of any other requirement, and/or (as the case may be) the making of any determination by the Lender, provided for in Clause 14(A), would become an Event of Default;

“S$” and “Singapore Dollars” each means the lawful currency of Singapore; and

“Transaction Documents” means the Letter of Offer, this Agreement, the Guarantee and any other documents and agreements that may from time to time be executed in connection with the Facility, as amended, varied, modified, supplemented, replaced or extended from time to time and “Transaction Document” means each or any of them.

(B)	Construction of Certain References: Except to the extent that the context requires otherwise, any reference in this Agreement to:-

an “agency” of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, that state;

this “Agreement” includes this Agreement as from time to time amended, varied, modified, supplemented, replaced or extended and any document which amends, varies, modifies, supplements, replaces or extends this Agreement;

the “assets” of any person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

“borrowed money” includes any indebtedness (1) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-leaseback, sale-and-repurchase and any form of “off-balance sheet” financing) or (2) for the deferred purchase price of assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading);

“consent” also includes an approval, authorisation, exemption, filing, license, order, permission, recording or registration (and references to obtaining consents shall be construed accordingly);

a “directive” includes any present or future directive, regulation, request, requirement, rule or credit restraint programme of any agency of any state or of any self-regulating organization (but, if not having the force of law, only if compliance with the directive is in accordance with the general practice of persons to whom the directive is intended to apply);

“disposal” includes any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, license, reservation, waiver, compromise, release of security, dealing with or the granting of any option or right or interest whatsoever or any agreement for any of the same and “dispose” means to make a disposal, and “acquisition” and “acquire” shall be construed mutatis mutandis;

a “guarantee” also includes an indemnity, and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

“indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money;

a “law” includes common or customary law and any constitution, decree,judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatsoever (and “lawful” and “unlawful” shall be construed accordingly);

something having a “material adverse effect” is a reference to it having a material adverse effect (1) on the business, assets, operations, prospects or condition, financial or otherwise of the Borrower or on the Borrower and its subsidiaries as a whole; or (2) on the ability of an Obligor to perform and comply with its obligations under a Transaction Document to which it is a party; or (3) on the rights of or benefits available to the Lender under a Transaction Document or in respect of the Facility; or (4) on the validity, legality or enforceability of any Transaction Document;

a “month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it commences or, where there is no date in the next calendar month numerically corresponding as aforesaid, the last day of such calendar month (and “months” and “monthly” shall be construed accordingly);

any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality);

“related corporation” has the meaning ascribed to it in Section 6 of the Companies Act, Chapter 50 of Singapore;

“security” includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including any “hold-back” or “flawed asset” arrangement) (and “secured” shall be construed accordingly);

“subsidiary” has the meaning ascribed to it in Section 5 of the Companies Act, Chapter 50 of Singapore;

“tax(es)” includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed;

“tax on overall net income” of the Lender shall be construed as a reference to tax (other than tax deducted or withheld from any payment) imposed on the Lender by the jurisdiction in which its lending office is located on (1) its net income, profits or gains worldwide or (2) such of its net income, profits or gains as arise in or relate to that jurisdiction;

a “time of the day” is to Singapore time unless otherwise stated; and

the “winding-up” of a person also includes the amalgamation, reconstruction, reorganization, administration,judicial management, dissolution, liquidation, merger or consolidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

(C)	Miscellaneous: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined herein) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to “Clauses” and “Schedules” are to be construed as references to the clauses of, and schedules to, this Agreement. Any reference to a sub-Clause or a paragraph is to a sub-Clause or paragraph of the Clause in which such reference appears.

(D)	Rights of Third Parties: Any Indemnified Person (as defined hereinafter) shall have the right to enforce Clause 16(D) against the Borrower. Subject to the foregoing, a person who is not a party to this Agreement shall have no right whatsoever under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce this Agreement or any of its terms.

(E)	Inconsistency: In the event of any conflict or inconsistency between the provisions of the Letter of Offer and the provisions of any other Transaction Document, the provisions of such Transaction Document shall prevail Provided Always That no inconsistency shall be deemed to have arisen by reason only that matters addressed in the Letter of Offer are not specifically addressed in any other Transaction Document or that matters addressed in any other Transaction Document are not specifically addressed in the Letter of Offer.

2.	THE FACILITY

(A)	Amount: The Lender grants to the Borrower a term loan facility of S$300,000.00 for a term of thirty six (36) months upon the terms and subject to the conditions of this Agreement.

(B)	Purpose: The Borrower shall use the entire proceeds of the Facility for its working capital purposes, but the Lender need not check or ensure that it does so.

(C)	Review: Notwithstanding any other provision of this Agreement to the contrary, expressed or implied, this Agreement and the Letter of Offer and/or the Facility shall at the discretion of the Lender be reviewed from time to time and at any time and the Lender may reduce, vary, amend and/or terminate this Agreement, the Letter of Offer and/or the Facility in any way and such reduction, variation and/or amendment shall take effect upon issue of a notice thereof by the Lender to the Borrower on such date specified in such notice and nothing contained in this Agreement or in the Letter of Offer shall be deemed to impose on the Lender any obligation either at law or in equity to make or continue to make the Facility or any part thereof available to the Borrower.

(D)	The Borrower shall pay the following non-refundable fees upon the acceptance of the Letter of Offer:

(1)	the facility fee of S$4,500.00; and

(2)	the commitment fee of S$1,500.00.

3.	CONDITIONS PRECEDENT

The Borrower may not make its request for an Advance until the Lender has confirmed to it that the conditions precedent set out in Schedule I have been complied with to the satisfaction of the Lender, or waived by the Lender.

4.	DRAWDOWN

(A)	Drawdown Conditions: Subject to the provisions of this Agreement, the Advances up to the Available Commitment shall be made by the Lender to the Borrower at its request if the following additional conditions are fulfilled:-

(1)	not later than 11.00 a.m. on the seventh (7th) Business Day before the proposed date of an Advance (or, as the case may be, such later time as may be acceptable to the Lender for the purpose of the request), the Lender has received from the Borrower a notice (which shall be irrevocable) substantially in the form set out in Schedule 2 specifying:-

(a)	the proposed date of the Advance, which must be a Business Day on or before the Commitment Termination Date; and

(b)	the amount of the Advance, which shall not exceed the Available Commitment.

Such notice shall constitute a confirmation by the Borrower that at the date of such Advance no Event of Default or Potential Event of Default has occurred or will occur as a result of making such Advance, the representations and warranties of the Borrower contained herein remain true and correct as of the date of such Advance;

(2)	the conditions precedent referred to in Clause 3 have been fulfilled to the satisfaction of the Lender;

(3)	all representations and warranties in Clause 11 have been complied with and would be correct in all respects if repeated on the proposed date of such Advance by reference to the circumstances then existing and none of the events mentioned in Clause 9 occurs in relation to such Advance;

(4)	no Event of Default or Potential Event of Default has occurred on or before the proposed date of such Advance, or will occur as a result of making such Advance;

(5)	no event, change, crisis or any development involving a prospective change, crisis or otherwise, in economic conditions in Singapore has occurred or the occurrence of any combination of any event, change, crisis or development in such conditions has taken place as may, in the reasonable opinion of the Lender, result or be likely to result in an adverse effect on the business, trading position, operations, financial condition or prospects of any Obligor or any customer of the Borrower; and

(6)	not later than 9 a.m. on the proposed date of such Advance, the Lender has received and found satisfactory such additional information, legal opinions and/or other documents relevant in the context of or relating to this Agreement as it may reasonably request.

(B)	Acknowledgement of Payment: The Borrower hereby expressly acknowledges that the payments made by the Lender in accordance with the instructions contained in the request for an Advance constitute such Advance to the Borrower in the amount of such payment and satisfy pro tanto the obligation of the Lender to lend sums to the Borrower hereunder.

(C)	Cancellation of Available Commitment: Any amount of the Available Commitment undrawn at 5 p.m. on the Commitment Termination Date (or such later date as shall be approved by the Lender in its sole discretion) shall, unless the Lender agrees otherwise in writing, be deemed to be cancelled and shall no longer be available for use by the Borrower and the Borrower shall pay to the Lender a cancellation fee of two per cent (2%) flat of the amount cancelled.

5.	INSTALMENT PAYMENTS

(A)	Instalment Amount:

(1)	In consideration of the Facility to be granted by the Lender to the Borrower, the Borrower hereby covenants that it will repay to the Lender the Advance and interest thereon by thirty five (35) equal instalments of S$8,992.00 and (1) final instalment of S$8,963.68, until the Advance and interest thereon are fully repaid. The respective amounts of principal and interest payable on each Instalment Date is set out in the Table of Instalment Payments in Schedule 3. The first instalment is to be paid one month following the date of the Advance and each subsequent Instalment Date shall fall on the date one (1) month thereafter until the Advance and interest thereon are fully repaid. In default of payment of any of the said instalments for any reason whatsoever, the Lender may treat the whole of the Facility or the balance thereof for the time being owing and unpaid together with interest thereon and all other sums due and owing under this Agreement as immediately due and payable without any demand.

(2)	On or before each Instalment Date, the instalment then due shall be paid by the Borrower by direct debiting of the Borrower’s bank account (GIRO) to the Lender’s bank account No. 7339517434692001 with Overseas Chinese Banking Corporation Limited (or such other bank account as the Lender may notify the Borrower in writing) or in such other manner of payment as shall be agreed between the Lender and the Borrower. If the monies standing to the credit of the Borrower in the account are insufficient to pay any instalment amount as aforesaid, the Borrower shall forthwith pay the shortfall amount indicated by the Lender to the Borrower. In addition to any default interest payable by the Borrower to the Lender and any other charges which the Lender may levy, an administrative fee of S$10 and any goods and services tax (if any) payable thereon shall be payable by the Borrower to the Lender for each GIRO transaction that fails to occur.

(B)	Final Instalment Date: Without prejudice to the foregoing, the Borrower shall repay the Advance and interest thereon (together with all other interest, fees and any other sums payable hereunder and not payable prior thereto) in full to the Lender on or before the Final Instalment Date.

(C)	Non-Revolving Facility: All repayments shall not be re-drawn, re-borrowed or exchanged.

6.	PREPAYMENT AND CANCELLATION

(A)	Prepayment: The Borrower may at any time at its option prepay the Advance and interest computed thereon in full (and not in part only) on any Instalment Date together with such additional amounts as may be necessary to compensate the Lender for any costs or losses (including funding losses) directly or indirectly resulting from such prepayment, subject to the following conditions and the provisions of Clause 14 hereof:-

(1)	the Borrower shall give the Lender not less than one (1) month’s prior written notice of the date of the proposed prepayment, failing which the Borrower shall pay to the Lender a fee of an amount equivalent to the interest payment on the next instalment;

(2)	timely notice of prepayment once having been received by the Lender the said notice of prepayment shall be irrevocable and binding on the Borrower;

(3)	all prepayments made shall not be re-drawn, reborrowed or exchanged;

(4)	the prepayment may be subject to a goodwill discount on the interest due on the Advance of such amount as may be determined by the Lender at its sole discretion.

(B)	Cancellation: The Borrower may cancel all or any part of the Commitment at any time before the Commitment Termination Date by giving to the Lender not less than five (5) days’ notice of the date of the cancellation and the amount to be cancelled, and upon payment of a cancellation fee of two per cent (2%) flat of the amount cancelled. The Borrower may not cancel all or any part of the Commitment except as expressly provided in this Agreement. The Borrower shall pay the Lender a cancellation fee of two per cent (2%) flat on the amount of the Facility which is cancelled by the Borrower after acceptance of the Letter of Offer but before any disbursement of the Facility.

7.	INTEREST

(A)	Interest Rate: The rate of interest on the Advance shall be an effective rate of 5% per annum.

(B)	Payment of lnterest: The interest on the Advance, being Total Interest as specified in Schedule 3, shall accrue in full and be due and owing under this Agreement upon the drawdown of the Advance. Subject to Clause S(A)(1), such interest shall be paid monthly in instalments on each Instalment Date as set out in Schedule 3. For the avoidance of doubt, the Borrower shall not be entitled, upon any prepayment under Clause 6(A) and 6(B), to any rebate of interest paid prior to such prepayment.

8.	TAXES

(A)	Payment to be Free and Clear: All sums payable by the Borrower under this Agreement shall be paid (1) free of any restriction or condition, (2) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any tax and (3) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

(B)	Grossing-up of Payments:

(1)	If the Borrower or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any tax or other amount from any sum paid or payable by, or received or receivable from, the Borrower under this Agreement, the Borrower shall pay such additional amount as is necessary to ensure that the Lender receives on the due date and retains (free from any liability other than tax on its own overall net income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(2)	If the Borrower or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any tax or other amount on, or calculated by reference to, any sum received or receivable by the Lender under this Agreement (except for a payment by the Lender of tax on its own overall net income), the Borrower shall pay or procure the payment of that tax or other amount before any interest or penalty becomes payable or, if that tax or other amount is payable and paid by the Lender, shall reimburse it on demand for the amount paid by it.

(3)	Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any tax or other amount which it is required by paragraph (2) to pay, the Borrower shall deliver to the Lender evidence satisfactory to the Lender of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(4)	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Lender.

(C)	Goods and Services Tax: The Borrower shall also pay to the Lender on demand, in addition to any amount payable by the Borrower under this Agreement, any goods and services, value added or other similar tax payable in respect of that amount (and references in this Agreement to that amount shall be deemed to include any such taxes payable in addition to it).

9.	ILLEGALITY

If at any time the Lender determines that it is or will become unlawful or contrary to any directive of any agency of any state for it to allow all or part of the Commitment to remain outstanding, to make, fund or allow to remain outstanding all or part of the Advances and/or to carry out all or any of its other obligations under this Agreement, upon the Lender notifying the Borrower:-

(1)	the Commitment shall be cancelled; and

(2)	the Borrower shall prepay the Advance on such date as the Lender shall certify to be necessary to comply with the relevant law or directive with all unpaid interest thereon, all unpaid fees accrued to the Lender and any other sum then due to the Lender under any provision of this Agreement.

10.	PAYMENTS

(A)	By Lender: On the date on which the Advance is to be made, the Lender shall make the Advance available to the Borrower by crediting the same in favour of the Borrower to the account of a licensed bank in Singapore set out in the Borrower’s notice of drawdown under Clause 4(A)(1) or by drawing on a licensed bank in Singapore a cheque in favour of the Borrower, no later than the date on which the Advance is to be made, before close of business in Singapore on that date, or in such other manner as may be agreed by the Lender. All costs and expenses (including bank charges and all costs and expenses of purchasing any currency) incurred in the making of the Advance shall be borne by the Borrower.

(B)	By Borrower: Any payment to be made by the Borrower in respect of principal or interest or any other sum payable by the Borrower hereunder shall be made in the manner set out in Clause 5(A)(2) no later than the date that the payment is due. Any cheque sent by post by the Borrower to the Lender shall be at the risk of the Borrower. In addition to any default interest payable by the Borrower to the Lender and any other charges which the Lender may levy, an administrative fee of S$l0.00 and any goods and services tax (if any) payable thereon shall be payable by the Borrower to the Lender for each GIRO transaction that fails to occur, and an administrative fee of S$50.00 and any goods and services tax (if any) payable thereon shall be payable by the Borrower to the Lender for each cheque that fails to clear.

(C)	Order of Distribution: If the amount received by the Lender from the Borrower on any date is less than the total sum remaining and/or becoming due under this Agreement on that date, the Lender shall apply that amount in or towards payment of the following sums in the following order:-

(1)	first, in or towards payment of any sums (other than principal of or interest on the Advance) then due to the Lender;

(2)	secondly, in or towards payment of any default interest;

(3)	thirdly, in or towards payment of any interest (other than default interest) then payable on the Advance; and

(4)	fourthly, in or towards payment of any principal then payable.

Any such application shall override any purported appropriation by the Borrower.

(D)	Non-Business Days:

(l)	If the Final Instalment Date or any Instalment Date would otherwise fall on a non-Business Day, it shall instead fall on the next Business Day, unless it falls into another calendar month in which case the Final Instalment Date or such Instalment Date shall instead fall on the immediately preceding Business Day.

(2)	Any payment to be made by the Borrower on a day which is not the Final Instalment Date or an Instalment Date and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day, unless it falls into another calendar month in which case such payment shall instead be due on the immediately preceding Business Day.

11.	REPRESENTATIONS AND WARRANTIES

(A)	Reliance by Lender: The Borrower acknowledges that it has made the representations to the Lender as set out in Clause 11(B) with the intention of inducing the Lender to make available the Facility to the Borrower, to enter into the Transaction Documents on the basis of, and in full reliance on, each of those representations and the Borrower now warrants to the Lender as set out in Clause l l (B).

(B)	Representations and Warranties: The following are the representations and warranties referred to in Clause l1 (A):-

(1)	that the Borrower is duly incorporated/registered with limited liability and validly existing as a company/partnership under the laws of the Republic of Singapore, is not in liquidation and does not have any winding up petition filed against it in the courts of the Republic of Singapore;

(2)	that each Obligor has the necessary power and authority to execute and deliver each Transaction Document to which it is a party and has taken all necessary corporate action and has obtained all necessary consents (governmental, exchange control or otherwise) to enable it to execute each such Transaction Document;

(3)	that there are no actions, suits or arbitral or other proceedings pending or, to each of their knowledge, threatened against any Obligor or the assets of any of them which may have a material and adverse effect on its respective assets or its ability to observe or perform its respective obligations under each Transaction Document to which it is a party or the enforcement thereof;

(4)	that the financial condition of each Obligor is such that it is able to fully and effectively perform its obligations under each Transaction Document to which it is a party;

(5)	that no Event of Default has occurred or will occur as a result of making any Advance; each Obligor is not in breach of or in default under any agreement relating to borrowed money to an extent or in a manner which has or could have a material adverse effect on it;

(6)	that each Obligor and its respective assets is/are not entitled to immunity from suit, execution, attachment or other legal process in Singapore or elsewhere; its entry into each Transaction Document to which it is a party constitutes, and the exercise of its respective rights and performance of and compliance with its respective obligations under such document will constitute private and commercial acts done and performed for private and commercial purposes;

(7)	that each Obligor has filed or caused to be filed all requisite tax returns required to be filed in all jurisdictions in which it is situated or carries on business or resides or is otherwise subject to taxation and it has paid all taxes shown to be due and payable in such returns or on any assessments made against it (other than those being contested in good faith and against which adequate reserves are being maintained) and, to its knowledge, no claims are being asserted with respect to such taxes which, if adversely determined, would have a material adverse effect on it or upon its ability to fulfil its respective obligations under any Transaction Document;

(8)	that no steps have been taken by each Obligor or any other party nor have any legal proceedings been started or threatened for its dissolution or bankruptcy or for the appointment of a receiver, trustee, liquidator, judicial manager, administrator or similar officer of it, its assets or any of them;

(9)	that no information, exhibit or report furnished in writing by each Obligor to the Lender in connection with the negotiation of any Transaction Document contains any misstatement of fact as at the date of such exhibit or report or as at the date when such information was given which is material in the context of such Transaction Document or omits to state a fact as at such date which in any such case would be materially adverse to the interests of the Lender under such Transaction Document;

(10)	that each Obligor is not insolvent, or has not made any arrangement or composition with its creditors or taken or suffered any similar action in consequence of a debt;

(11)	that the Guarantor(s) has/have full power, authority and legal right to enter into and to perform his/their obligations under the Guarantee and has/have (or will have, prior to execution and delivery of the Guarantee) taken or obtained all necessary action and consents to authorise execution and delivery of the Guarantee and the performance of his/their obligations thereunder;

(12)	that the accounts of each Obligor which is a corporation as delivered to the Lender (with copies of the reports and approvals referred to in (i) below):

(i)	include such financial statements as are required by the laws of the country of its incorporation and, save as stated in the notes thereto, were prepared, audited, examined, reported on and approved in accordance with accounting principles and practices generally accepted in its country of incorporation and consistently applied and in accordance with the laws of its country of incorporation and its constitutional documents;

(ii)	together with the notes thereto, give a true and fair view of the state of affairs and financial condition and operations of such Obligor (or, in the case of consolidated accounts, the consolidated state of affairs, financial condition and operations of such Obligor and its subsidiaries) as at that date and for the respective financial years then ended; and

(iii)	together with the notes thereto and to the extent required by accounting principles, standards and practices generally accepted in its country of incorporation disclose or reserve against all material liabilities (contingent or otherwise) of the relevant person(s) as at the respective dates and all material unrealised or anticipated losses from any commitment entered into by the relevant person(s) and which existed on the respective dates;

(13)	that there has been no material adverse change in the financial condition or operations of each Obligor which is a corporation since the date of the then latest available audited financial statements of such Obligor delivered to the Lender or in the consolidated financial condition or operations of such Obligor and its subsidiaries since that date;

(14)	that the entry by each Obligor into, the exercise of its rights and/or the performance of or compliance with its obligations under the Transaction Documents to which it is a party do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by, (a) any law to which it is subject or (b) (where the Obligor is a corporation) its constitutive documents;

(15)	that the obligations of each Obligor under the respective Transaction Documents to which it is a party are valid, binding and enforceable and;

(16)	that the entry by each Obligor into, the exercise of its rights and/or performance of or compliance with its obligations under the Transaction Documents to which it is a party do not and will not (a) violate any agreement to which it is a party or which is binding on it or its respective assets, or (b) result in the existence of, or oblige it to create, any security over those assets.

(C)	Repetition: Each of the representations is made and each of the warranties is given without any condition or qualification and shall be correct and complied with in all respects so long as any sum remains to be lent or remains payable under this Agreement as if repeated then by reference to the then existing circumstances, except that the reference to financial statements in Clause 11(B)(12) shall be construed as a reference to the then latest available financial statements of the Borrower.

(D)	Investigation by Lender: The rights and remedies of the Lender in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of the Lender into the affairs of any Obligor, by the performance of any Transaction Document or by any other act or thing which may be done by it in connection with any Transaction Document or any other documents and which would, apart from this sub-Clause, prejudice such rights or remedies.

12.	INFORMATION

(A)	Undertakings: The Borrower undertakes that, so long as any sum remains to be lent or remains payable under this Agreement:

(1)	Preparation of Accounts: it will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that Clause 11(8)(12) would be complied with if applied to those accounts by Clause 11(C). If the Lender wishes to discuss the financial position of any Obligor or any of its subsidiaries with its auditors, the Lender may notify the Borrower, stating the questions or issues which the Lender wishes to discuss with the auditors. In this event, the Borrower must ensure that the auditors are authorised (at the expense of the Borrower):

(a)	to discuss the financial position of the Obligor or each of its subsidiaries with the Lender; and

(b)	to disclose to the Lender any information which the Lender may reasonably request.

(2)	Audited Accounts: as soon as available and in any event within 120 days after the end of each of its financial years (beginning with the current one), it will deliver to the Lender copies of the audited accounts (both consolidated and unconsolidated) as at the end of and for such financial year, of the Obligor which is a corporation together with copies of the related reports and approvals referred to in Clause 11(B)(12);

(3)	Information to Shareholders: at the same time as sent to shareholders of the Borrower, it will deliver to the Lender copies of any circular, document or other written information sent to such shareholders (or any class of them) or to its creditors generally (or any class of them) in respect of any re-adjustment, rescheduling or deferral of all or a material part of its indebtedness;

(4)	Litigation: it will promptly deliver to the Lender details of any litigation, arbitration or administrative proceeding which, if to its knowledge had been current, pending or threatened at the date of this Agreement, would have rendered the representation and warranty in Clause 11(B)(3) incorrect;

(5)	Events of Default: it will notify the Lender of the occurrence of any Event of Default or Potential Event of Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it. With each financial statement delivered by it under Clause 12 A(2), and promptly after any request made by the Lender from time to time, it will deliver to the Lender a certificate signed on its behalf by such person as may be acceptable to the Lender for that purpose confirming that, so far as it is aware and (if applicable) except as previously notified to the Lender or waived in accordance with Clause 21 (B), no Event of Default has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified and of which it is aware and of any action taken or proposed to be taken to remedy it;

(6)	Compliance: it will promptly deliver to the Lender such information as the Lender may require about the compliance of any Obligor with the terms of any Transaction Documents to which it is a party;

(7)	Access: it will and will ensure that each Obligor will permit the Lender and/or accountants or other professional advisers and contractors of the Lender, at all reasonable times and on reasonable notice, at the risk and cost of the Borrower to have free access to the premises, assets, books, accounts and records of any of the Obligors relating to the financial condition or the business of itself and its subsidiaries wherever the same may be situated and in relation to the Borrower, each member of its group of companies and;

(8)	Other Information: it will promptly deliver to the Lender such other information relating to the financial condition or business of each Obligor or its subsidiaries as the Lender may from time to time require.

(B)	“Know your customer” checks:

If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of any Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement prior to such assignment or transfer,

obliges the Lender (or, in the case of paragraph (iii) above, any prospective new lender(s)) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new lender(s)) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new lender(s) to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

13.	UNDERTAKINGS

The Borrower undertakes that, so long as any sum remains to be lent or remains payable under this Agreement:-

(1)	Ranking of Obligations: its payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its other unsecured indebtedness except for such indebtedness as would, by virtue only of the laws in force, be preferred in the event of its winding up;

(2)	Accounts Receivable: it will not, sell, assign, transfer, factor or dispose of any of its accounts receivables without the prior written consent of the Lender, such consent not to be unreasonably withheld;

(3)	Negative Pledge: the Borrower will not create or have outstanding any security on or over its undertakings or assets whatsoever and wheresoever situate, present and future, except with the prior consent in writing of the Lender (and where any such security is created with the consent of the Lender, the principal amount secured by such security shall not be increased without the prior consent in writing of the Lender);

(4)	Disposals: it will not (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of (whether outright, by a sale and repurchase or sale and leaseback arrangement, or otherwise) all or substantially all of its assets nor of any part of its assets which, either alone or when aggregated with all other disposals other than those required to be excluded under this paragraph (4), is substantial in relation to its assets or the disposal of which could have a material adverse effect on it. The following disposals shall not be taken into account under this paragraph (4):-

(a)	disposals in the ordinary course of business for full consideration and on an arm’s length basis for cash or assets of similar value; and

(b)	any disposal made with the prior written consent of the Lender;

(5)	Change of Business: it will ensure that at all times, without the Lender’s prior written consent, which consent may be granted at the Lender’s absolute discretion:-

(a)	there is no material change in the nature of the business of the Borrower (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise); and

(b)	there is no amendment or alteration to any of the provisions in the Memorandum and Articles of Association/Constitution of the Borrower relating to the principal objects and the borrowing powers of the Borrower;

(6)	Reconstruction: it will procure that at all times, without the Lender’s prior written consent, which consent may be granted at the Lender’s absolute discretion:

(a)	it will not undertake or permit any form of reconstruction, amalgamation, reorganisation, merger, consolidation, takeover (other than a reconstruction, amalgamation, reorganisation, merger, consolidation, takeover in which the Borrower is the continuing entity) or any other scheme of compromise or arrangement affecting the Borrower;

(b)	there will be no change in the composition of its shareholders or the legal and/or beneficial ownership of its shares resulting in a change in its control of the Borrower; and

(c)	there will be no change in the composition of its directors;

(7)	Dividends: it will not, without the prior written consent of the Lender, declare or pay any dividends or otherwise make any distribution of profits or any property (whether in cash or in kind or otherwise), such consent not to be unreasonably withheld;

(8)	Maintenance of Consents: each Obligor will obtain, comply with the full terms of and do all that is necessary to maintain in full force and effect all such authorizations, approvals, licenses and consents required in or by the laws and regulations of the relevant jurisdictions to enable it lawfully to enter into and perform its obligations under the Transaction Documents or to ensure the legality, validity, enforceability or admissibility in evidence in such jurisdictions of the Transaction Documents;

(9)	Taxes: it will (a) pay when due all taxes payable by it other than taxes for which it has set aside sufficient reserves and which are being contested in good faith except where failure to pay such taxes may have a material adverse effect upon it or its ability to perform any of its financial or other obligations under this Agreement and (b) pay such contested taxes after the final determination or settlement of such contest;

(10)	Insurance: it will insure and keep adequately insured in its name with and shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies in the same or similar location and carrying on a similar business. Premiums in respect of such insurance shall be borne solely by the Borrower and the Borrower shall pay or procure to be duly paid all premiums or other sums payable in respect of such insurance, and ensure that all such policies or insurance in respect of the foregoing will be in full force and effect and enforceable by the Borrower. If the Borrower fails to comply with the provision of this Clause 13(10), the Lender may at its discretion (but without any obligation on its part to do so) have such insurance over all or any of the Borrower’s assets or property effected or renewed and the insurance premiums and all monies so expended by the Lender shall be repaid by the Borrower with interest at the rate and in the manner provided in Clause 15 hereof;

(11)	Further Borrowings: it shall not, unless with the Lender’s prior written consent (such consent not to be unreasonably withheld), incur further borrowings or in any way obtain loans, or advances or credit of whatsoever nature or incur any additional indebtedness from any person, corporation or financial institution (including its directors, shareholders and related corporations);

(12)	Subordination of Loans: if required by the Lender, the Borrower shall procure that each director and shareholder or related corporation of the Borrower or any third party who has made a loan to the Borrower or who proposes to make a loan to the Borrower (collectively and each a “Related Creditor”) shall (if such Related Creditor has not done so) execute in favour of the Lender a deed of subordination in form and substance acceptable to the Lender prior to the making of the loan. For the avoidance of doubt, the Borrower shall in any event (whether or not a deed of subordination is executed by the Related Creditors) not repay or otherwise reduce any loans to be repaid by the Borrower or owing by it to a Related Creditor until the Borrower has no further actual or contingent liability under any Transaction Document;

(13)	Special Accountant: in the event that, in the opinion of the Lender, circumstances have arisen which give reasonable cause for concern over the financial condition of any Obligor, it will or procure an Obligor to, notwithstanding that an Event of Default or a Potential Event of Default has not occurred, forthwith upon the Lender’s request appoint a special accountant nominated by the Lender. The Lender may at its absolute discretion immediately after such request to appoint a special accountant make such appointment on such Obligor’s behalf. The special accountant so appointed shall be the agent of such Obligor and such Obligor shall be responsible for his acts, defaults and remuneration. The special accountant shall have the following functions:-

(a)	to carry out an audit of the accounts of such Obligor and report the outcome of such audit to the Lender;

(b)	to verify and submit to the Lender a list of such Obligor’s account receivables;

(c)	to verify and submit to the Lender a list of such Obligor’s creditors; and

(d)	to render such advisory or other services with respect to the financial affairs of such Obligor as the Lender may specify in its request to such Obligor to appoint the special account;

(14)	Further Assurance: it will from time to time on request by the Lender do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Lender may reasonably consider necessary for giving full effect to this Agreement or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in the Transaction Documents; and

(15)	Further Security: without prejudice to any other rights or remedies available at law, if in the sole opinion of the Lender, the Guarantor(s) shall not be able to fulfill any of his/their obligations under the Guarantee, the Lender shall be entitled (but without any obligation), to require the Borrower to and the Borrower shall within seven (7) Business Days of the Lender so requiring to do so, provide such other security acceptable to the Lender in its absolute discretion, but nothing herein shall prejudice the right of the Lender to otherwise exercise its rights under Clause 14.

14.	EVENTS OF DEFAULT

(A)	Events of Default: The following are Events of Default:-

(1)	Non-Payment: the Borrower does not pay in the manner provided in this Agreement any sum payable under it when due;

(2)	Breach of Other Obligations: an Obligor does not perform or comply with any one or more of its obligations (other than the payment obligation of the Borrower referred to in paragraph (I)) under any Transaction Document and if in the reasonable opinion of the Lender that default is capable of remedy, it is not in the reasonable opinion of the Lender remedied within five (5) days of its occurrence;

(3)	Breach of Warranty: any representation, warranty or statement by any Obligor in any Transaction Document to which it is a party or in any document delivered thereunder is not complied with or is or proves to have been incorrect when made or deemed repeated;

(4)	Cross-Default: any other indebtedness of any Obligor in respect of borrowed money or any other indebtedness of the Borrower to the Lender is or is declared to be or is capable of being rendered due and payable before its normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due or, as a result of any actual or potential default, event of default or the like (however described) any facility relating to any such indebtedness is or is declared to be or is capable of being cancelled or terminated before its normal expiry date or any person otherwise entitled to use any such facility is not so entitled;

(5)	Insolvency: any Obligor is (or is, or could be, deemed by law or a court to be) insolvent or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its indebtedness, begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all of (or all of a particular type of) its indebtedness (or of any part which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of (or of a particular type of) the indebtedness of the such Obligor;

(6)	Enforcement Proceedings: a distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of an Obligor and is not discharged or stayed within five (5) days;

(7)	Security Enforceable: any security on or over the assets of an Obligor becomes enforceable or any step (including the taking of possession or the appointment of the receiver, manager or similar officer) is taken to enforce such security;

(8)	Winding-up or Bankruptcy: any step is taken by any person with a view to the winding-up or bankruptcy of an Obligor (except for the purpose of and followed by a reconstruction, amalgamation reorganisation, merger or consolidation on terms approved by the Lender before that step is taken) or for the appointment of a liquidator (including a provisional liquidator), receiver, judicial manager, administrator, trustee or similar officer, as the case may be, of an Obligor that is a corporation or over any part of the assets of an Obligor;

(9)	Cessation of Business: any Obligor that is a corporation ceases or threatens to cease to carry on all or a substantial part of its business;

(10)	Nationalisation: any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the assets of any Obligor;

(11)	Consents: any action, condition or thing (including the obtaining of any necessary consent) at any time required to be taken, fulfilled or done for any of the purposes stated in Clause 11(B)(2) is not taken, fulfilled or done, or any such consent ceases to be in full force and effect without modification or any condition in or relating to any such consent is not complied with (unless that consent or condition is no longer required or applicable);

(12)	Illegality: it is or will become unlawful for any Obligor to perform or comply with any one or more of its obligations under any Transaction Document to which it is a party;

(13)	Cessation: any Transaction Document ceases for any reason (or is claimed by an Obligor not) to be the legal and valid obligations of the Obligor, binding upon it in accordance with its terms;

(14)	Litigation: any litigation, arbitration or administrative proceeding is current or pending (a) to restrain the exercise of any of the rights and/or the performance or enforcement of or compliance with any of the obligations of an Obligor under the Transaction Documents or (b) which has or could have a material adverse effect on the Borrower;

(15)	Accounts: the accounts of an Obligor delivered to the Lender under Clause 12(A)(2) are qualified in a manner or to an extent unacceptable to the Lender;

(16)	Withdrawal of authorisation, approval or consent: any authorisation, approval or consent necessary to enable an Obligor to observe and perform its obligations under a Transaction Document to which it is a party is withdrawn or modified to an extent unacceptable to the Lender;

(17)	Deterioration or impairment of Security: there is or is likely to be (in the opinion of the Lender) any material deterioration or impairment in any manner to any property and assets secured to the Lender or any part thereof or any part thereof or any decline or depreciation in the value thereof;

(18)	Breach of contracts in respect of Security: any Obligor fails to observe or perform any of its obligations under any contract entered into in respect of any property and assets secured to the Lender or the insurance policies in respect of any property and assets secured to the Lender;

(19)	Security in Jeopardy: if in the opinion of the Lender, any security provided to the Lender in connection with the Facility is in jeopardy and notice thereof has been given by the Lender to the Borrower;

(20)	Termination of Facility: any other facility granted or that may be granted by the Lender to the Borrower is terminated for any reason whatsoever;

(21)	Analogous Event: any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned above;

(22)	Material Adverse Change: any event occurs or circumstances arise which the Lender reasonably determines give(s) reasonable grounds for believing that any Obligor may not (or may be unable to) perform or comply with any one or more of its obligations under the Transaction Documents to which it is a party.

(23)	Change of Control: any change of control of any Obligor, and for this purpose, “control” includes the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, at least 30% of the maximum number of votes that might be cast at a general meeting or equivalent of the Obligor; or (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the Obligor; and

(24)	Cessation or Suspension of Listing: where any Obligor is or the shares of the Obligor are listed on any stock exchange, such listing (i) ceases or (ii) is suspended for at least 7 consecutive trading days, for any reason whatsoever and whether at the election or request of the Obligor or effected by any regulatory authority.

(B)	Cancellation/Acceleration: If at any time and for any reason (and whether within or beyond the control of the Lender or any Obligor) any Event of Default has occurred then at any time thereafter, whether or not any Event of Default is continuing, the Lender may by notice to the Borrower declare:-

(1)	the Commitment and/or Facility to be cancelled, whereupon it shall be cancelled; and/or

(2)	all amounts due and owing under the Facility, including the Advance and the Total Interest and any default interests, fees and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable.

15.	DEFAULT INTEREST

If the Borrower does not pay any sum payable by the Borrower under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Lender (both before and after judgment) at the rate of 3.5% p.a. over the prevailing prescribed Interest Rate or such other rates as may be determined by the Lender or Enterprise Singapore from time to time in its absolute discretion. For the avoidance of doubt, such interest which is due but unpaid shall be added to the relevant outstanding amount on a monthly basis and shall itself bear interest accordingly at the interest rate set out in this Clause.

16.	INDEMNITIES

(A)	Miscellaneous Indemnities: The Borrower shall on demand indemnify the Lender against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of:-

(1)	an Advance not being made by reason of non-fulfilment of any of the conditions in Clause 4(A) or the Borrower purporting to revoke a notice requesting the Advance;

(2)	the occurrence or continuance of any Event of Default or Potential Event of Default;

(3)	the receipt or recovery by the Lender of all or any part of an Advance otherwise than on the date on which the Advance or part thereof is payable to the Lender under this Agreement; or

(4)	any sum payable by the Borrower under this Agreement not being paid when due and in the currency and/or manner provided for in this Agreement (but, so far as appropriate, credit shall be given to the Borrower for any interest payable by it under Clause 15).

(B)	Tax Indemnities: Without prejudice to the provisions of this Agreement, if the Lender is required by law to make any payment, whether on account of tax (not being a payment of tax on its overall net income) or otherwise, on or calculated by reference to any sum received or receivable by it under this Agreement or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender as a consequence of any credit, deduction or refund obtained by the Lender in respect of interest paid under this Agreement being disallowed, or if the Lender is required by any law or directive to make any payment in relation to the Lender obtaining funds from any source for the purpose of funding or maintaining its Available Commitment, the Borrower will on first demand pay to the Lender free and clear of all withholdings and deductions an amount sufficient to indemnify it against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

(C)	Currency Indemnity:

(1)	All sums payable by the Borrower under or in connection with this Agreement (and any damages in relation thereto) shall be payable in such currency as the Lender may stipulate and the certification of the Lender or its solicitor as to such currency shall in all cases be conclusive and binding on the Borrower.

(2)	Any amount received or recovered in a currency other than the currency in which it was originally denominated (the “Currency of Account”) (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the dissolution of the Borrower or otherwise) by the Lender in respect of any sum expressed to be due to it from the Borrower under this Agreement shall only constitute a discharge to the Borrower to the extent of the amount of the Currency of Account which the Lender is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(3)	If that amount in the Currency of Account is less than the amount of the Currency of Account expressed to be due to the Lender under this Agreement, the Borrower shall fully indemnify it against any loss sustained by it as a result. In any event, the Borrower shall fully indemnify the Lender against the cost of making any such purchase. For the purpose of this sub-Clause, it would be sufficient for the Lender to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

(4)	The Borrower expressly waives any right under any applicable law to repay the Advances made to it (together with all interests, fees and any other sums payable hereunder) in any currency other than Singapore Dollars.

(D)	Indemnities to Indemnified Persons: Without prejudice to the indemnities under Clause l6(A), (B) and (C) above, the Borrower shall on demand indemnify the Lender, its officers, directors, agents and employees (collectively the “Indemnified Persons”) at all times against any other liability (whether civil or criminal), taxes (including without limitation, any applicable Goods and Services Tax, imposition, duty, fees of any kind and levy whatsoever), loss, charge, claim, proceeding, damage, judgment, enforcement, penalty, fine, costs (including legal costs) and expense of whatsoever nature suffered or incurred by or imposed on any Indemnified Person from time to time in connection with this Agreement, the Letter of Offer, any product or strict liability pursuant to this Agreement or any other document.

(E)	Indemnities Separate and Independent: Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any judgment or order. No proof or evidence of any actual loss may be required.

17.	SET OFF

The Borrower authorises the Lender to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability of, any office of the Lender in or towards satisfaction of any sum then due from it to the Lender under this Agreement and unpaid and, for that purpose, to convert one currency into another (but so that nothing in this Clause shall be effective to create a charge). The Lender shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

18.	EXPENSES AND STAMP DUTY

(A)	Expenses and Stamp Duty: Whether or not an Advance is made under this Agreement, the Borrower shall pay:-

(1)	on demand, all costs and expenses (including legal fees and all goods and services, value added and other duties or taxes payable on such costs and expenses) incurred by the Lender in connection with the preparation, negotiation or entry into of the Transaction Documents and/or any amendment of, supplement to or waiver in respect of any Transaction Document;

(2)	on demand, all costs and expenses (including legal fees on a full indemnity basis and all goods and services, value added and other duties or taxes payable on such costs and expenses) incurred by the Lender in protecting or enforcing any rights under the Transaction Documents; and

(3)	promptly, and in any event before any interest or penalty becomes payable, any stamp, goods and services, value added, documentary, registration or similar duty or tax payable in connection with the entry into, performance, enforcement or admissibility in evidence of the Transaction Documents, and shall indemnify the Lender against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax.

(B)	Right of Lender to Pay Expenses: Without prejudice to any other rights and remedies available to it, the Lender shall be entitled (but without any obligation) at its sole discretion to make payment in respect of any costs and expenses referred to in Clause 18(A) above and thereafter the Lender shall be entitled without demand to receive payment for such costs and expenses from the Borrower as a debt due. If the Borrower does not pay any sum payable by the Borrower under this Clause 18(B) when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Lender (both before and after judgment) at the rate and amount set out in Clause 15, and such interest shall be calculated daily with monthly rests. For the avoidance of doubt, such interest which is due but unpaid shall be added to the relevant outstanding amount on a monthly basis and shall itself bear interest accordingly at the interest rate set out in this Clause.

19.	CALCULATIONS AND EVIDENCE

(A)	Basis of Calculation: Default interest shall accrue from day to day and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

(B)	Loan Accounts: The entries made in the accounts maintained by the Lender in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded in them.

(C)	Certificate Conclusive: A certificate by the Lender as to any sum payable to it under this Agreement, and any other certificate, determination, notification, opinion or the like of the Lender provided for in this Agreement, shall be conclusive save for manifest error.

20.	ASSIGNMENT

(A)	Benefit and Burden of Agreement: This Agreement shall benefit and be binding on the parties, their permitted assignees and their respective successors. Any reference in this Agreement to either party shall be construed accordingly. The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

(B)	Assignee: Any assignee shall be and be treated as a lender for all purposes of this Agreement and shall be entitled to the full benefit of the Transaction Documents to the same extent as if it were an original party in respect of the rights assigned to it.

(C)	Transfer by Lender:

(1)	The Lender may assign all or any part of its rights under this Agreement without the consent of any party. If, as part of the same transaction, the Lender wishes to transfer all or part of its obligations under this Agreement, the Borrower consents to such transfer and the transfer shall become effective when the Borrower has been notified of it by the Lender and has received an undertaking (in a form satisfactory to the Lender) of the transferee (the “Transferee”) to be bound by this Agreement and to perform the obligations transferred to it. Any costs incurred by the Lender or the Transferee in connection with the preparation of that undertaking shall be borne by the Lender.

(2)	On the transfer date specified in the notice of the transfer from the Lender to the Borrower:-

(a)	the Borrower and the Lender (hereinafter referred to in this Clause 20(C)(2) as the “Present Lender”) shall each be released from further obligations to the other hereunder and their respective rights against each other shall be extinguished and cancelled (such rights and obligations hereinafter referred to in this Clause 20(C)(2) as “Discharged Rights and Obligations”); and

(b)	the Borrower and the Transferee shall each assume obligations towards each other and/or acquire rights against each other which differ from the Discharged Rights and Obligations only in so far as the Borrower and Transferee have assumed and/or acquired the same in place of the Borrower and the Present Lender.

(3)	In the event of any partial assignment and/or transfer that results in any additional lender or lenders, any reference to the term “Lender” shall also extend to such lender or lenders.

(D)	Participations: The Lender may grant participations in respect of the Advance or any part thereof on such terms and to such persons as it may, in its absolute discretion, determine.

(E)	Disclosure of Information: The Lender may disclose to a potential assignee or transferee or any other person proposing to enter into contractual arrangements with the Lender in relation to this Agreement such information about any Transaction Document, any Obligor or the Borrower’s accounts with the Lender as it may think fit. For the avoidance of doubt, the Lender may as it thinks fit:-

(1)	disclose any information about the Borrower, any other Obligor, any Transaction Document and/or the transactions hereunder which are:-

(a)	publicly available; or

(b)	required to be disclosed by any law, regulation or any court or other competent or regulatory authority to any party including the Monetary Authority of Singapore and Singapore Exchange Securities Trading Limited in connection with supervision, reporting and announcement requirements; or

(2)	disclose any such information to its branches, other offices, associated companies or its officers, agents, auditors and other advisers on a confidential basis.

21.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

(A)	No Implied Waivers, Remedies Cumulative: No failure on the part of the Lender to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(B)	Amendments, Waivers and Consent:

(1)	Any provision of this Agreement may be amended or varied by the Lender by notice in writing to the Borrower and such amendment shall take effect from the date specified in such notice.

(2)	Any waiver or consent of the Lender under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the Lender. Any such waiver or consent shall be effective only in the instance and for the purpose for which it is given.

(C)	No liability for delay: The Lender shall not be liable for any loss or damage suffered or incurred by the Borrower arising out of or in connection with any delay in the execution and delivery of any of the Transaction Documents.

22.	COMMUNICATIONS

(A)	Address: Each communication under this Agreement shall be made by telefax or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the telefax number or address, and marked for the attention of the person (if any), from time to time designated by the parties to each other for the purpose of this Agreement. The initial telefax number, address and person (if any), so designated by each party are set out under its name at the end of this Agreement.

(B)	Deemed Delivery: Any communication from one party to another party shall be deemed to be received by such other party at the time of transmission if sent by facsimile transmission during normal business hours in the place of intended receipt on a Business Day and otherwise at the opening of business in that place on the next Business Day or (in any other case) when left at the address required by sub-Clause (A) or within three (3) days after being sent by prepaid post (by airmail if to another country) addressed to it at that address provided that any communication by facsimile transmission shall be effective only on completion of transmission evidenced by a transmission report.

23.	SERVICE OF LEGAL PROCESS

The Borrower agrees to dispense with personal service and accepts service of any written communication, demand, notice, court process, applications, orders and/or awards made in connection with any action or proceedings under this Agreement made by the Lender by leaving a copy of such any written communication, demand, notice, court process, applications, orders and/or awards at the postal address of the Borrower stated in this agreement.

In instances where the address provided is a Post Office Box, the Lender may serve the abovestated legal process via Certificate of Posting.

Such legal process is deemed to have been duly served on the Borrower:-

(1)	on the date of delivery, if sent by hand; or

(2)	on the date immediately after the date of posting, if sent by Certificate of Posting.

Service of the abovestated legal process shall be deemed to be good effective service of such legal process on the Borrower even if the documents are subsequently returned to the Lender undelivered.

The above shall not affect the Lender’s right to serve legal process on the Borrower in any other manner permitted by law.

24.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

25.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together when delivered to the Lender shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

26.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law: This Agreement shall be governed by and construed in all respects in accordance with the laws of Singapore.

(B)	Jurisdiction:

(1)	In relation to any legal suit, action or proceedings (the “Proceedings”) arising out of or in connection with this Agreement, the Borrower irrevocably submits to the non-exclusive jurisdiction of the Courts of Singapore or any other jurisdiction as the Lender may elect.

(2)	The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any Proceedings in Singapore or elsewhere and hereby further irrevocably waives any claim that Singapore or such other jurisdiction elected by the Lender is not a convenient forum for any such Proceedings.

(C)	Submissions Non-Exclusive: The submissions in sub-Clause 26(B) above shall not affect the right of any other party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude any party from taking Proceedings in any other jurisdiction whether concurrently or not.

(D)	Consent to Enforcement, etc: The Borrower irrevocably and generally consents in respect of any Proceedings wherever to the giving of any relief or the issue of any process in connection with those Proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever or any part thereof (irrespective of their use or intended use) of any order or judgment which may be made or given in those Proceedings, and agrees that any final order or judgment shall be conclusive.

(E)	Waiver of Immunity: The Borrower irrevocably:-

(1)	consents generally to relief being given against it by way of injunction or order for specific performance or for the recovery of any property whatsoever and to its property being subject to any process for the enforcement of a judgment or any process effected in the course or as a result of any action in rem; and

(2)	waives and agrees not to claim any immunity from suits and proceedings (including actions in rem) and from all forms of execution or attachment to which it or all or any part of its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws.

IN WITNESS WHEREOF this Agreement has been entered into on the date first above written.

THE BORROWER		In the presence of:

/s/ Heng Kong Chuan		/s/ JAKE SUN LICHENG
Name:	Heng Kong Chuan	Name:	Jake Sun Licheng
Title:	Director	RELATIONSHIP MANAGER
For and on behalf of		C/O ETHOZ CAPITAL LTD

SPRINGVIEW ENTERPRISES PTE. LTD.

Address	:	203 HENDERSON ROAD #06-01 HENDERSON INDUSTRIAL PARK, Singapore 159546
Tel No	:	62712282
Telefax No	:
Attention	:	MR. HENG KONG CHUAN

THE LENDER		In the presence of:

EHOTZ CAPITAL LTD

/s/ CINDY OH		/s/ Ong Ban Bel
Name:	CINDY OH	Name:	Ong Ban Bel
Title:	Chief Executive Officer	Title:	Chief Executive Officer
For and on behalf of		For and on behalf of

ETHOZ CAPITAL LTD

Address	:	30 BUKIT BATOK CRESCENT, Singapore 658075
Tel No	:	66547799
Telefax No	:	66547547
Attention	:	Ms. Cindy Oh / Mr. Ng Boon Tee.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Where the Borrower, is a corporate, a copy of your Certificate of Incorporation, certified true by a director or the company secretary of the Borrower. Where the Borrower, is a limited liability partnership, a copy of your Certificate of Registration certified as a true copy by a partner.

2.	Where the Guarantor, is a corporate, a copy of your Certificate of Incorporation of the Guarantor certified true by a director or the company secretary. Where the Guarantor, is a limited liability partnership, a copy of your Certificate of Registration certified true by a partner.

3.	Up-to-date copy of the Memorandum and Articles of Association/Constitution of the Borrower (if a corporation), certified true by a director or the company secretary of the Borrower. Up to date copy of the Limited Liability Partnership Partnership Agreement of the Borrower (if a limited liability partnership), certified as a true copy by a partner or the Borrower’s confirmation that there is no Limited Liability Partnership Partnership Agreement.

4.	Up-to-date copy of the Memorandum and Articles of Association/Constitution of the Guarantor, (if a corporation), certified true by a director or the company secretary of the Guarantor. Up to date copy of the Limited Liability Partnership Partnership Agreement of the Guarantor, (if a limited liability partnership), certified as a true copy by a partner or the Guarantor’s confirmation that there is no Limited Liability Partnership Partnership Agreement.

5.	Where the Borrower, is a corporate, a copy of the resolutions of the directors of the Borrower, certified true by two directors or a director and the company secretary of the Borrower; where the Borrower, is a limited liability partnership, a copy of the resolution of the partners of the Borrower certified true by two partners; in form and substance satisfactory to the Lender authorizing:-

(a)	the acceptance of the Facility upon the terms and conditions set out herein;

(b)	the execution of the Transaction Documents to which the Borrower is a party;

(c)	the appointment of an authorised signatory to execute the Transaction Documents to which the Borrower is a party; and

(d)	the appointment of a person or persons to give a request for an Advance and any variation, modification or rescission of any such request.

6.	Where the Guarantor, is a corporate, a copy of the resolutions of the directors of the Guarantor certified true by two directors or a director and the company secretary of the Guarantor; where the Guarantor, is a limited liability partnership, a copy of the resolution of the partners of the Guarantor certified true by two partners; in form and substance satisfactory to the Lender authorizing:-

(a)	the execution of the Transaction Documents to which the Guarantor is a party; and

(b)	the appointment of an authorised signatory to execute the Transaction Documents to which the Guarantor is a party.

7.	Certified true copies of the NRICs and/or Passports of all authorised signatories for the Transaction Documents.

8.	This Agreement duly executed by the Borrower.

9.	The Guarantee duly issued by the Guarantor(s).

10.	Receipt by the Lender of a letter of a written confirmation by the Borrower that there are no restrictions on the Obligor affecting the Lender’s rights under the Transaction Documents.

11.	Receipt by the Lender of a letter of consent executed by each of the Borrower’s shareholders that they consent to the Borrower’s acceptance of the Facility upon the terms and conditions set out herein and the Borrower’s execution of the Transaction Documents to which the Borrower is a party.

12.	Evidence satisfactory to the Lender that there is no existing, pending or contingent demand, claim or action made or instituted by any party against any Obligor.

13.	Evidence satisfactory to the Lender that all charges and stamp duties necessary to ensure the legality, validity, enforceability and admissibility in evidence of each Transaction Document have been paid.

14.	All acts, conditions and things required to be done and performed by any person (other than the Lender) prior to the execution and delivery of the Transaction Documents and all matters in relation thereto and to constitute the same legal, valid and binding obligations of such person enforceable in accordance with their respective terms, shall have been done and performed by such person in due and strict compliance with all applicable laws.

15.	All fees, costs and expenses which are due and payable pursuant to or in respect of the Transaction Documents and all matters in relation thereto have been paid.

16.	Such other documents as the Lender may require.

SCHEDULE 2

FORM OF REQUEST FOR ADVANCE

Date :

To : ETHOZ Capital Ltd

Attn:

Dear Sirs

TERM LOAN FACILITY AGREEMENT DATED

We refer to the above Agreement between (1) ourselves, as Borrower, and (2) yourselves, as Lender. Terms defined in the Agreement have the same meaning in this notice.

We give you notice that we request an Advance to be made to us under the Agreement as follows:-

(1)	Amount: S$

(2)	Date of Advance:	(or, if that is not a Business Day, the next succeeding Business Day); and

(3)	Method of Payment:

We confirm that no Event of Default or Potential Event of Default has occurred or will occur as a result of the making of the Advance, we represent and warrant that the representations and warranties contained in Clause 11 of the Agreement have been complied with and would be correct in all respects if repeated today by reference to the circumstances now existing, we confirm that all the undertakings on our part contained in Clauses 12 and 13 of the Agreement have been fully performed and observed by us.

Yours faithfully,

For and on behalf of

SPRINGVIEW ENTERPRISES PTE. LTD.

Name :
Designation :

SCHEDULE 3

TABLE OF INSTALMENT PAYMENTS

Total Principal	:	$300,000.00

Total Interest	:	$23,683.68

Instal No.	Reducing Principal	Monthly Principal	Monthly Interest	Monthly Instalment
1	$292,258.00	$7,742.00	$1,250.00	$8,992.00
2	$284,483.74	$7,774.26	$1,217.74	$8,992.00
3	$276,677.09	$7,806.65	$1,185.35	$8,992.00
4	$268,837.91	$7,839.18	$1,152.82	$8,992.00
5	$260,966.07	$7,871.84	$1,120.16	$8,992.00
6	$253,061.43	$7,904.64	$1,087.36	$8,992.00
7	$245,123.85	$7,937.58	$1,054.42	$8,992.00
8	$237,153.20	$7,970.65	$1,021.35	$8,992.00
9	$229,149.34	$8,003.86	$988.14	$8,992.00
10	$221,112.13	$8,037.21	$954.79	$8,992.00
11	$213,041.43	$8,070.70	$921.30	$8,992.00
12	$204,937.10	$8,104.33	$887.67	$8,992.00
13	$196,799.00	$8,138.10	$853.90	$8,992.00
14	$188,627.00	$8,172.00	$820.00	$8,992.00
15	$180,420.95	$8,206.05	$785.95	$8,992.00
16	$172,180.70	$8,240.25	$751.75	$8,992.00
17	$163,906.12	$8,274.58	$717.42	$8,992.00
18	$155,597.06	$8,309.06	$682.94	$8,992.00
19	$147,253.38	$8,343.68	$648.32	$8,992.00
20	$138,874.94	$8,378.44	$613.56	$8,992.00
21	$130,461.59	$8,413.35	$578.65	$8,992.00
22	$122,013.18	$8,448.41	$543.59	$8,992.00
23	$113,529.57	$8,483.61	$508.39	$8,992.00
24	$105,010.61	$8,518.96	$473.04	$8,992.00
25	$96,456.15	$8,554.46	$437.54	$8,992.00
26	$87,866.05	$8,590.10	$401.90	$8,992.00
27	$79,240.16	$8,625.89	$366.11	$8,992.00
28	$70,578.33	$8,661.83	$330.17	$8,992.00
29	$61,880.41	$8,697.92	$294.08	$8,992.00
30	$53,146.25	$8,734.16	$257.84	$8,992.00
31	$44,375.69	$8,770.56	$221.44	$8,992.00
32	$35,568.59	$8,807.10	$184.90	$8,992.00
33	$26,724.79	$8,843.80	$148.20	$8,992.00
34	$17,844.14	$8,880.65	$111.35	$8,992.00
35	$8,926.49	$8,917.65	$74.35	$8,992.00
36	$0.00	$8,926.49	$37.19	$8,963.68
		$300,000.00	$23,683.68	$323,683.68